Exhibit (a)(1)(e)

COMPLETE AND RETURN THIS FORM ONLY
IF YOU HAVE CHANGED YOUR MIND
AND YOU DO NOT WANT TO EXCHANGE YOUR OPTIONS

LATTICE SEMICONDUCTOR CORPORATION
OFFER TO EXCHANGE OPTIONS

WITHDRAWAL FORM

You previously received (i) a copy of the offer to exchange; (ii) the memorandum from Cyrus Y. Tsui, dated February 13, 2003; (iii) the list of frequently asked questions; and (iv) an election form.  You signed and returned the election form, in which you elected to ACCEPT Lattice’s offer to exchange some or all of your eligible options.  You should submit this form only if you now wish to change that election and REJECT Lattice’s offer to exchange your eligible options.

To withdraw your election to exchange your eligible options, you must sign, date and deliver this withdrawal form to the Stock Option Administrator via facsimile, fax number: (503) 268-8116, or hand delivery to the Payroll and Stock Option Department, Lattice Semiconductor Corporation, 5555 N.E. Moore Court, Hillsboro, Oregon 97124-6421 by 5:00 p.m., Pacific Time, on March 14, 2003.

You should note that if you withdraw your acceptance of the offer, you will not receive any new options pursuant to the offer in replacement for the withdrawn options.  You will keep all of the options that you withdraw.  These options will continue to be governed by the stock option plan under which they were granted and by the existing option agreements between you and Lattice.

You may change this election, and again elect to exchange the withdrawn options by submitting a new election form to the Stock Option Administrator via facsimile (fax number: (503) 268-8116) or hand delivery to the Payroll and Stock Option Department, Lattice Semiconductor Corporation, 5555 N.E. Moore Court, Hillsboro, Oregon 97124-6421, by 5:00 p.m., Pacific Time, on March 14, 2003.

Please check the appropriate box:

☐            I wish to withdraw ALL the options listed on my election form and instead REJECT the offer to exchange options.  I do not wish to exchange any options.

OR

☐            I wish to withdraw my election to exchange each of the options listed below (and on any additional sheets which I have attached to this form).  I still wish to exchange the rest of the options listed on the election form I submitted, as well as all options granted to me since August 13, 2002:

Grant Number	Grant Date	Exercise Price	Total Number of Unexercised Shares Subject to the Option

☐            I have attached an additional sheet listing my name and any additional grants I wish to withdraw from the offer.

Please sign this withdrawal form and print your name exactly as it appears on the election form.

Employee Signature	Location/Cost Center Number

Employee Name (Please print)	E-mail Address

Date and Time

RETURN TO THE STOCK OPTION ADMINISTRATOR NO LATER THAN
5:00 P.M., PACIFIC TIME, ON MARCH 14, 2003
VIA FACSIMILE AT (503) 268-8116 OR HAND DELIVERY

LATTICE SEMICONDCUTOR CORPORATION
OFFER TO EXCHANGE OPTIONS

INSTRUCTIONS TO THE WITHDRAWAL FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.             Delivery of Withdrawal Form.

A properly completed and executed original of this withdrawal form (or a facsimile of it), must be received by the Stock Option Administrator, either via hand delivery at the Payroll and Stock Option Department, Lattice Semiconductor Corporation, 5555 N.E. Moore Court, Hillsboro, Oregon 97124-6421 or via facsimile, fax number (503) 268-8116 on or before 5:00 p.m., Pacific Time, on March 14, 2003 (referred to as the expiration date).  If Lattice Semiconductor Corporation (sometimes referred to as the Company) extends the offering period, this withdrawal form must be received by the Stock Option Administrator by the date and time of the extended expiration of the offer.

The delivery of all required documents, including withdrawal forms and any new election forms, is at your risk.  Delivery will be deemed made only when actually received by the Stock Option Administrator of Lattice Semiconductor Corporation.  You may hand deliver your election form to the Stock Option Administrator at the Payroll and Stock Option Department, Lattice Semiconductor Corporation, 5555 N.E. Moore Court, Hillsboro, Oregon 97124-6421, or you may fax it to the Stock Option Administrator at fax number (503) 268-8116.  In all cases, you should allow sufficient time to ensure timely delivery.  We intend to confirm the receipt of your withdrawal form within two (2) business days; if you have not received such a confirmation of receipt, it is your responsibility to ensure that your withdrawal form has been received by the Stock Option Administrator.

As noted in the offer to exchange, you may select individual option grants to be tendered for exchange.  You may, if you wish, withdraw some of your options from the offer while continuing to elect others to be exchanged in the offer.  Any options previously elected for exchange and not withdrawn by you will still be tendered for the entire outstanding, unexercised portion of such options.  In addition, if you do not withdraw all your options from this offer, and as a result are still participating in the offer, all options granted to you since August 13, 2002 will still be deemed tendered for exchange.

Although by submitting a withdrawal form you have withdrawn some or all of your previously tendered options from the offer, you may change your mind and re-elect to exchange the withdrawn options until the expiration of the offer.  You should note that you may not rescind any withdrawal and any eligible options withdrawn will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange those options before the expiration date.  Tenders to re-elect to exchange options may be made at any time before the expiration date.  If Lattice extends the offer beyond that time, you may re-tender your options at any time until the extended expiration of the offer.  To re-elect to tender the withdrawn options, you must deliver a later dated and signed election form with the required information to the Stock Option Administrator, while you still have the right to participate in the offer.  Your options will not be properly tendered for purposes of the offer unless the withdrawn options are properly re-tendered before the expiration date by delivery of the new election form following the procedures described in the instructions to the election form.  This new election form must be signed and dated after your original election form and any withdrawal form you have submitted.  Upon the receipt of such a new, properly filled out, signed and dated election form, any previously submitted election form or withdrawal form will be disregarded and will be considered replaced in full by the new election form.  You will be bound by the last properly tendered election or withdrawal form we receive before the expiration date.

Although it is our intent to send you a confirmation of receipt of this withdrawal form, by signing this withdrawal form, you waive any right to receive any notice of the withdrawal of the tender of your options.

2.             Signatures on This Withdrawal Form.

If this withdrawal form is signed by the holder of the eligible options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever.  If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.

If this withdrawal form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Lattice of the authority of that person so to act must be submitted with this withdrawal form.

3.             Other Information on This Withdrawal Form.

In addition to signing this withdrawal form, you must print your name and indicate the date and time at which you signed.  You must also include a current e-mail address and your location/cost center number.

4.             Requests for Assistance or Additional Copies.

Any questions or requests for assistance may be directed to Bob Adam, Manager – Payroll and Benefits, Lattice Semiconductor Corporation, 5555 N.E. Moore Court, Hillsboro, Oregon 97124-6421, telephone number (503) 268-8675, or to Terry Dols, Vice President – Human Resources, Lattice Semiconductor Corporation, 5555 N.E. Moore Court, Hillsboro, OR 97124-6421, telephone number (503) 268-8120.  If you need additional copies of the offer documents, you should contact the Stock Option Administrator, Payroll and Stock Option Department, Lattice Semiconductor Corporation, 5555 N.E. Moore Court, Hillsboro, OR 97124-6421, telephone number (503) 268-8382. Copies will be furnished promptly at Lattice’s expense.  The offer documents are also available in the Human Resource Department at the following domestic locations: LHQ, LSV, LTX and LPA; on our intranet site at http://intra.latticesemi.com/; and in the Schedule TO relating to this offer that we filed with the SEC, which can be accessed on the SEC’s web site at www.sec.gov.

5.             Irregularities.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of this withdrawal from the offer will be determined by Lattice in its discretion.  Lattice’s determinations shall be final and binding on all parties.  Lattice reserves the right to reject any or all withdrawal forms that Lattice determines not to be in proper form or the acceptance of which may, in the opinion of Lattice’s counsel, be unlawful.  Lattice also reserves the right to waive any of the conditions of the offer and any defect or irregularity in the withdrawal form, and Lattice’s interpretation of the terms of the offer (including these instructions) will be final and binding on all parties.  No withdrawal form will be deemed to be properly made until all defects and irregularities have been cured or waived.  Unless waived, any defects or irregularities in connection with withdrawal forms must be cured within the time as Lattice shall determine.  Neither Lattice nor any other person is or will be obligated to give notice of any defects or irregularities in withdrawal forms, and no person will incur any liability for failure to give any such notice.

Important:  The withdrawal form (or a facsimile copy of it) together with all other required documents must be received by the Stock Option Administrator on or before the expiration date.

6.             Additional Documents to Read.

You should be sure to read the offer to exchange, all documents referenced therein, and the memorandum from Cyrus Y. Tsui dated February 13, 2003, before making any decisions regarding participation in, or withdrawal from, the offer.

7.             Important Tax Information.

If you are subject to tax in the United States, you should refer to Section 14 of the offer to exchange, which contains important federal income tax information.  If you are subject to tax in another country, you should refer to Schedules D through Q, as applicable, which contain important tax information.  We also recommend that you consult with your personal advisors before deciding whether or not to participate in this offer.